UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 25, 2019 (March 19, 2019)

HERITAGE GLOBAL INC.

(Exact name of registrant as specified in its charter)

Florida	0-17973	59-2291344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12625 High Bluff Drive, Suite 305, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 847-0656

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On March 19, 2019, Heritage Global Inc., a Florida corporation (the “Company”) entered into a Warrant Agreement (the “Warrant Agreement”) with Napier Park Industrial Asset Acquisition LP, a Delaware limited partnership (“Napier Park”). Pursuant to the Warrant Agreement, Napier Park is entitled to receive warrants (the “Warrants”) to acquire shares of Company common stock with a Fair Market Value (as defined in the Warrant Agreement) of approximately $71,368 for each $500,000 increment (each a “Warrant Threshold”) in excess of $2.5 million of Cumulative Gross Profit (as defined in the Warrant Agreement) to which the Company may become entitled in connection with its equity Joint Venture (as defined below) with Napier Park, achieved prior to December 19, 2022. The Warrants will be issued as part of a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) and/or Regulation D under the Securities Act.

The number of shares of common stock for which a Warrant is exercisable is subject to adjustment from time to time upon the occurrence of specified events, including: (1) upon the termination of the Joint Venture with Napier Park and the entering of the Company into a subsequent financing, the reduction of Warrants to 25% of the Warrants that would otherwise be due; and (2) upon the sale of the Company to a third party. The Warrants are exercisable by a holder paying the exercise price in cash or on a cashless basis, at the election of the holder, and contain anti-dilution adjustments for stock splits, stock dividends or other similar transactions. The Warrants may generally be exercised at any time and from time to time. Each Warrant is effective from the date of the Warrant Threshold until the fifth anniversary of the date that the applicable Warrant was delivered to Napier Park and are exercised automatically under certain conditions. The Warrants are subject to certain “piggyback” registration rights.

As previously announced and as referred to above, in December 2018, the Company entered into an equity Joint Venture, Oak Grove Asset Acquisitions LP, a Delaware limited partnership (the “Joint Venture”), pursuant to a Limited Partnership Agreement (the “Partnership Agreement”) with (i) HGPNP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner; (ii) Heritage Global Partners, Inc., a California corporation (“HGP”), as a limited partner; and (iii) Napier Park, as a limited partner. Pursuant to the Partnership Agreement, the purpose of the Joint Venture is to purchase, sell and otherwise deal in surplus business assets, including industrial and capital assets used in manufacturing, production and processing, through one or more transactions.

In connection with the Partnership Agreement, HGP entered into a servicing agreement (the “Servicing Agreement”) with the Joint Venture, pursuant to which HGP is to perform day-to-day management services on behalf of the Joint Venture at HGP’s expense, subject to certain exceptions. The Servicing Agreement terminates automatically upon dissolution of the Joint Venture, and may be terminated earlier in accordance with its terms.

The above summary is qualified in its entirety by reference to the full text of the Warrant Agreement, which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

4.1	Warrant Agreement between Heritage Global, Inc. and Napier Park Industrial Asset Acquisition LP and, effective as of March 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2019	HERITAGE GLOBAL INC.
(Registrant)

	By:	/s/ Scott A. West
Scott A. West
Chief Financial Officer
(principal financial officer)